Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-3 Registration Statement (File No. 333-230397) of Senmiao Technology Limited (the “Company”) of our report dated July 8, 2021 relating to the consolidated balance sheets of Senmiao Technology Limited as of March 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2021 included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 filed with the Securities and Exchange Commission.

/s/ Friedman LLP

 New York, New York

July 8, 2021